Exhibit 10.1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of June 7, 2020 (the “Effective Date”), by and between Protalix Ltd., a company organized under the laws of the State of Israel (the “Company”) and Dr. Yael Hayon, an Israeli citizen residing in Tel Aviv, Israel (the “Employee”) (each of the Company and Employee shall be referred to herein, as a “Party” and collectively, the “Parties”).

WHEREAS,	the Company is a biopharmaceutical company focused on the development, production and commercialization of recombinant therapeutic proteins produced by its proprietary ProCellEx® plant cell-based protein expression system; and

WHEREAS,	the Company desires to engage the Employee as an employee of the Company in the position of Vice President, Research & Development of the Company and of its parent company, Protalix BioTherapeutics, Inc. (the “Parent Company” and the “Position,” respectively), and the Employee desires to serve the Company and the Parent Company as an employee in such Position, on the terms and conditions hereinafter set forth;

NOW, THEREFORE, based on the representations contained herein and in consideration of the mutual premises and covenants set forth herein, the Parties agree as follows:

1.	Employment.

1.1.	Commencing as of July 5, 2020 (the “Commencement Date”), the Company shall engage the Employee as an employee in the Position, reporting to the Chief Executive Officer of the Company (“CEO”).

1.2.	The Employee’s duties and responsibilities shall be those duties and responsibilities customarily performed by a Vice President, Research & Development of a pharmaceutical company, as may be determined from time to time by the CEO. These will include, inter alia, the following:

•	Drive an innovative and effective R&D effort that delivers a pipeline of innovative products and is responsive to market/customer demand and the Company’s business model.

•	Manage all R&D projects including close monitoring of milestones, resources and budget/expenses.

•	Lead, manage and develop the R&D team.

•	Collaborate, coordinate and support the Product Development and operational teams.

•	Represent the R&D group and its activities inside and outside the organization.

•	Be a part of the Company’s management team.

1.3.	The Employee shall be employed on a full-time basis. The Employee shall devote her full and undivided attention and full working time to the business and affairs of the Company and the fulfillment of her duties and responsibilities under this Agreement. During the term of this Agreement, the Employee shall not be engaged in any other employment nor engage in any other business activity or render any services, with or without compensation, for any other person or entity without the CEO’s prior written consent. The Employee shall notify the Company immediately of any event or circumstance which may hinder the performance of her obligations hereunder or result in the Employee having a conflict of interest with her position as Vice President, Research & Development.

1.4.	The Employee acknowledges that the Company’s facilities are located in Carmiel and that she will be required to be present in such facilities not less than three days a week.

1.5.	It is agreed between the Parties that the position that Employee holds within the Company is a management position, which demands a special level of loyalty and accordingly the Work Hours and Rest Law (1951) shall not apply to Employee’s employment by the Company and this Agreement. The Employee further acknowledges and agrees that her duties and responsibilities may entail irregular work hours and extensive traveling in Israel and abroad, for which she is adequately rewarded by the compensation provided in this Agreement. The Parties confirm that this is a personal services contract and that the relationship between the Parties shall not be subject to any general or special collective bargaining agreement or any custom or practice of the Company in respect of any of its other employees or contractors.

1.6.	Without derogating from anything in this Agreement, the Employee further acknowledges that she has been provided with a copy of the policies adopted by the Parent Company, including, but not limited to, the following policies: “Code of Business Conduct and Ethics,” “Insider Trading Policy and Blackout Policy,” “Reporting Questionable Accounting and Auditing Practices and Policy Prohibiting Retaliation Against Reporting Employees” and “Fair Disclosure Policy”. The Employee undertakes to comply and perform her duties and obligations hereunder in accordance with the provision of such policies.

1.7.	The Employee agrees that the execution and delivery by the Employee of this Agreement and the fulfillment of the terms hereof: (i) do not conflict with any agreement or undertaking by which the Employee is bound, including an undertaking to any former employer; and (ii) do not require the consent of any person or entity. The Employee further represents and warrants to the Company that in the course of her employment hereunder, she will not make use of (i) any confidential or proprietary information belonging to any third party, or (ii) any information to which the Employee is restricted from disclosing or using due to contractual undertakings (such as Non Disclosure Agreements) or by law.

2.	Salary and Employee Benefits.

In full consideration of Employee’s employment hereunder, commencing as of the Commencement Date (unless otherwise expressly provided in this Section 2), the Employee shall be entitled to the payments and benefits set forth in this Section 2, it being understood and agreed that any Salary-based benefits shall be calculated exclusively on the basis of the base Salary (without consideration to any other benefit). All and any payments and benefits herein have received the required approval by the Company, including but not limited to the approval by the compensation committee of the Parent Company.

2.1.	Salary. The Company shall pay the Employee a gross salary of NIS 56,000 per month (the “Salary”). The salary includes payment of NIS 11,200 for global hours. The Salary shall be payable monthly in arrears, and shall be paid to the Employee not later than the 10th of each month in accordance with the Company’s general compensation policy. Social benefits and future salary adjustments will be calculated based on the aggregate salary. The Salary payable hereunder will be reviewed from time to time by the compensation committee of the Parent Company during the term of this Agreement; provided, that any reductions in salary shall require the mutual consent of the Company and the Employee.

2.2.	Bonus. From time to time during the Term, the Employee may be eligible to one or more bonuses, which may be paid in either cash or equity, or a combination hereof, at the sole discretion of the Board of Directors of the Company and the Parent Company after consultation with the CEO; provided, however, that the Company shall be under no obligation whatsoever to pay a discretionary bonus at any time during the Term. Not later than December 31, 2020, a bonus plan will be established based on agreed-upon milestones and objectives, subject to the approval of the Board of Directors of the Parent Company.

2.3.	Options. The Employee shall be entitled, from time to time, to options to purchase shares of the common stock of the Parent Company or similar equity incentives based on the directives and sole discretion of the Board of Directors of the Company and the Parent Company, under the Parent Company’s Amended and Restated 2006 Stock Incentive Plan, as amended (the “Plan”); provided, that, subject to the approval of the Board of Directors of the Parent Company, the Employee shall be entitled to a grant of equity incentives equal to approximately 0.4% of the outstanding shares of the Parent Company’s common stock as of the Effective Date.

2.4.	Indemnification; D&O Insurance. The Employee shall be entitled to the same indemnification terms and conditions granted to all other executive officers and directors of the Company and the Parent Company and accordingly, each of the Company and the Parent Company and Employee shall, on or prior to the Commencement Date, enter into an indemnification and release agreement in the form granted to all other executive officers and directors of the Company. In addition, the Company shall maintain, and shall ensure that the Parent Company maintains, Directors’ and Officers’ insurance policy or policies, providing coverage that is no less favorable for Employee than the coverage then being provided to any other present or former executive officer or director of the Company and the Parent Company.

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2.5.	Managers Insurance Policy (“Bituach Menahalim”) and/or Pension Fund (“Keren Pensya”). According to the Employee’s choice, the Company shall effect a Manager’s Insurance Policy or Pension Fund or a combination thereof, (the “Policy”) in the name of the Employee, and shall pay a sum of 8.33% of the Salary for severance pay. The Company shall deduct 6% from the Salary to be paid as benefits (Tagmulim) on behalf of the Employee towards such Policy. The Company’s contribution for the Policy shall be 6.5% of the Salary as employer’s share for benefits (Tagmulim).

In the event that the Employee shall elect to be insured in a Manager’s Insurance Policy or a provident fund which is not a Pension Fund - the Company’s contributions for benefits (Tagmulim) shall include payment for disability insurance in an amount which will ensure 75% of the Salary, provided, however, that in any event the contributions of the Company for benefits shall be equal to at least 5% of the Salary, and the total cost of the Company for disability insurance and benefits shall not exceed 7.5% of the Salary.

The Parties hereby declare and agree that the pension arrangement in accordance with this clause constitutes a “beneficial arrangement” for the purpose of the Extension Order (Combined Version) for Mandatory Pension under the Collective Agreements Law, 5717-1957 (the “Pension Extension Order”), and the Company shall not be under any obligation to provide any pension arrangement as provided in the Pension Extension Order other than as provided in this Section.

Without derogating from the generality of the aforesaid, all payments made by the Company to the Policy shall be in lieu of severance pay due to the Employee or her heirs from the Company, and the Company shall not have any additional or other obligations to pay the Employee severance payments, and the Employee hereby consents to this arrangement in accordance with Section 14 of the Severance Pay Law 5723-1963 and the “General Approval Regarding Payments by Employers to a Pension Fund and Insurance Fund in Lieu of Severance Pay” (the “General Approval”), a copy of which is attached to this Agreement as Exhibit A, and the provisions of the General Approval shall apply to the Employee and this Agreement.

For avoidance of doubt, as of the date indicated herein, the General Approval has not yet been updated to reflect the percentages of contributions/deductions indicated above. In the event of discrepancy between the updated General Approval and the percentages stated herein, the updated General Approval shall prevail.

The Company hereby waives any entitlement and/or right for reimbursement with respect to the severance compensation and acknowledges, that upon termination of the Employee’s employment in the Company, including inter alia, in the event of the Employee’s resignation, the Company shall release the severance compensation and shall transfer the severance compensation to the Employee, except in the event that: (i) the Company has terminated the Employee’s employment due to circumstances under which her entitlement for severance payment is denied pursuant to Articles 16 or 17 of the Severance Law; or (ii) the Employee has already withdrawn funds from the Policy and not because of “EIROA MEZAKE” according to Section 2(b) of the General Approval.

2.6.	Vocational Studies. The Company shall open and maintain a “Keren Hishtalmut” Fund for the benefit of the Employee (the “Fund”). The Company shall contribute to such Fund an amount equal to 7.5% of the Salary and the Employee shall contribute to the Fund an amount equal to 2.5% of the Salary. The Employee hereby instructs the Company to transfer to the Fund Employee’s contribution from the Salary. Upon termination of this Agreement by either Party, other than termination by the Company for Cause, the Company shall assign and transfer to the Employee the ownership in the Fund.

2.7.	Vacation. The Employee shall be entitled to annual paid vacation of 20 working days; provided, that at the beginning of each year during the Term, one additional vacation day shall be added, not to exceed 25 working days per year. The Employee must use at least 15 vacation days every year. Subject to applicable law, up to two (2) years’ equivalent of vacation days may be accumulated by the Employee. At the Employee’s option, at the end of the employment period, accumulated unused vacation days be converted into cash payments based on an equal to the proportionate part of the Salary for such days.

Employee shall coordinate in advance with the CEO the dates of the vacation hereunder.

2.8.	Sick Leave. The Employee shall be entitled to fully paid sick leave in accordance with the Company’s practices.

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2.9.	Annual Recreation Allowance (Dme’i Havra’a). The Employee shall be entitled to annual recreation allowance according to applicable law, reflecting, on the Commencement Date, ten (10) years of seniority. Employee shall bear any and all taxes applicable in connection with said annual recreation allowance in accordance with applicable income tax regulations.

2.10.	Company Car.

2.10.1.       The Company shall provide the Employee with a Company car (the “Company Car”), as determined by the CEO, at the CEO’s discretion. The Company Car shall be placed with the Employee for her use, which use shall be in compliance with the Company’s vehicle use policy. Employee shall take good care of the Company Car and ensure that the provisions of the insurance policy and the Company’s rules relating to the Company Car are strictly, lawfully and carefully observed.

2.10.2.       Upon the termination of employment hereunder, the Employee shall return the Company Car (together with its keys and any other equipment supplied and/or installed therein by Company and any documents relating to the Company Car) to the Company’s principal office. The Employee shall have no rights of lien with respect to the Company Car and/or any of said equipment and documents.

2.11.	Telephone. In lieu of entitlement to a cellular “communications package”, the Employee shall receive, on a monthly basis, a payment equal to NIS 35, after applicable taxes. In addition, every three calendar years as of the Commencement Date, the Employee is entitled to a payment equal to NIS 3,000, after applicable taxes, as reimbursement for the acquisition of a mobile phone. The Employee is not liable to the Company for the value of the phone.

2.12.	Laptop. The Company shall furnish, for the use of the Employee, a Company-owned laptop (the “Company Laptop”). Upon the termination of employment hereunder, the Employee shall return the Company Laptop (together with any relevant equipment supplied and/or installed therein by Company).

2.13.	Certain Reimbursements. The Employee shall be entitled to full reimbursement from the Company for reasonable expenses incurred during the performance of her duties hereunder up to a limit of NIS 1,500 per month, subject to submission of substantiating documents, according to the Company’s policy, and with the approval of the CEO.

2.14.	Taxes. The Employee will bear any tax applicable on the payment or grant of any of the above Salary and/or benefits, except as stated otherwise in this Agreement, according to the then applicable law. The Company shall be entitled to and shall deduct and withhold from any amount or benefit payable to the Employee, any and all taxes, withholdings or other payments as required under any applicable law.

3.	Confidentiality

3.1.	The Employee hereby agrees that she shall not, directly or indirectly, disclose or use at any time any trade secrets or other confidential information of any type or nature, whether patentable or not, of the Company, its subsidiaries or affiliates now or hereafter existing, including but not limited to, any (i) processes, formulas, trade secrets, copyrights, innovations, inventions, discoveries, improvements, research or development and test results, specifications, data, patents, patent applications and know-how of any type or nature; (ii) marketing plans, business plans, strategies, forecasts, financial information, budgets, projections, product plans and pricing; (iii) personnel information, salary, and qualifications of employees; (iv) agreements, customer and supplier information, including identities and product sales forecasts; and (v) any other information of a confidential or proprietary nature (collectively, “Confidential Information”), of which the Employee is or becomes informed or aware during the employment, whether or not developed by the Employee, it being agreed that for purposes of this Section 3.1, the term Confidential Information shall not include information that has entered into the public domain through no wrongful act by Employee or that was known to or developed by the Employee prior to being disclosed to the Employee by the Company. Upon termination of this Agreement, or at any other time upon request of the Company, the Employee shall promptly deliver to the Company all physical and electronic copies and other embodiments of Confidential Information and all memoranda, notes, notebooks, records, reports, manuals, drawings, blueprints and any other documents or things belonging to the Company, and all copies thereof, in all cases, which are in the possession or under the control of the Employee.

3.2.	Employee hereby acknowledges and that all Confidential Information and any other rights in connection therewith are and shall at all times remain the sole property of the Company.

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4.	Non-Competition and Non-Solicitation

4.1	The Employee agrees and undertakes that she will not, for so long as this Agreement is in effect and for a period of one (1) year thereafter (the “Non-Competition Period”), compete or to assist others to compete, whether directly or indirectly, with the business of the Company, as conducted prior to the date the Employee ceases to be employed by the Company.

4.2	The Employee further agrees and undertakes that during the Non-Competition Period, she will not directly or indirectly solicit any business which is similar to the Company’s business from individuals or entities that are customers, suppliers or contractors of the Company, any of its subsidiaries or affiliates, without the prior written consent of the CEO.

4.3	The Employee further agrees and undertakes that during the Non-Competition Period, without the prior written consent of the CEO, she will not offer to employ, in any way directly or indirectly solicit or seek to obtain or achieve the employment by any business or entity of, employ, any person employed by either the Company, its subsidiaries, affiliates, or any successors or assigns thereof.

4.4	The Parties hereto agree that the duration and area for which the covenants set forth in this Section 4 are to be effective are necessary to protect the legitimate interests of the Company and its development efforts and accordingly are reasonable, in terms of their geographical and temporal scope. In the event that any court determines that the time period and/or area are unreasonable and that such covenants are to that extent unenforceable, the Parties hereto agree that such covenants shall remain in full force and effect for the greatest period of time and in the greatest geographical area that would not render them unenforceable. In addition, the Employee acknowledges and agrees that a breach of Sections 3, 4 or 5 hereof, may cause irreparable harm to the Company, its subsidiaries, and/or affiliates and that the Company shall be entitled to specific performance of this Agreement or an injunction without proof of special damages, together with the costs and reasonable attorney’s fees and disbursements incurred by the Company in enforcing its rights under Sections 3, 4 or 5. The Employee acknowledges that the compensation and benefits she receives hereunder are paid, inter alia, as consideration for her undertakings contained in Sections 3, 4 and 5.

5.	Creations and Inventions

5.1.	The Employee acknowledges and agrees that all right, title and interest (including patent rights, copyrights, trade secret rights, mask work rights, trademark rights and all other intellectual property rights of any type) throughout the world relating to any and all Inventions (as defined below), shall be the sole and exclusive property of the Company and shall be deemed “works made for hire.” The Inventions are to be promptly reported to the Company but otherwise maintained in strict confidence by the Employee. The Employee hereby assigns to the Company all Inventions and any and all related patents and patent rights, copyrights, trade secret rights, mask work rights, trademark rights and all other intellectual property rights of any type and applications therefor, and appoints any officer of the Company as its duly authorized agent to execute, file, prosecute and protect the same before any government agency, court or authority. Without limiting the foregoing, the Employee agrees to cooperate fully with the Company and its nominees, at the Company’s expense, to obtain patents or register copyrights, trademarks or other industrial and intellectual property rights in any and all countries for the Inventions, and to execute all papers for use in applying for and obtaining such protection thereon as the Company may desire, together with assignments thereof to confirm the Company’s ownership thereof.

5.2.	Without limiting the foregoing, “Inventions” any and all inventions (whether or not patentable), data, works of authorship, mask works, works, discoveries, designations, designs, know-how, technology, ideas, information and improvements shall include any and all intellectual property, including without limitation, ideas, inventions, processes, formulas, source and object codes, data, information, programs, know how, improvements, discoveries, designations, designs, techniques, trade secrets, technology, patents and patents applications, copyrights, works of authorship, mask works and any other intellectual property rights throughout the world, generated, produced, reduced to practice, or developed by Employee in connection with her employment by the Company, developed using equipment, supplies, facilities or Confidential Information of the Company, or related to the field of business of the Company, or to current or anticipated research and development efforts of the Company.

5.3.	The Company’s rights under this Section 5 shall be worldwide, and shall apply to any such Invention notwithstanding that it is perfected or reduced to specific form after the Employee has ceased her services hereunder.

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6.	Term and Termination.

6.1.	This Agreement shall be in effect commencing as of the Commncement Date and shall continue in full force and effect for an undefined period, unless and until terminated by either Party upon thirty (30) day’s prior written notice to the other Party. Such prior notice periods shall be referred to as the “Notice Period”, as applicable.

6.2.	Notwithstanding anything to the contrary herein, the Company may terminate this Agreement in the event of the inability of the Employee to perform her duties hereunder, whether by reason of injury (mental or physical), illness or otherwise, incapacitating the Employee for a period exceeding ninety (90) days.

6.3.	Notwithstanding anything to the contrary herein, the Company may terminate this Agreement at any time, effective immediately and without need for prior written notice, and without derogating from any other remedy to which the Company may be entitled, for Cause.

For the purposes of this Agreement, the term “Cause” shall mean: (i) a material breach by Employee of this Agreement, provided such event is not cured within thirty (30) days after receipt by the Employee of a written notice from the Company; (ii) any breach by Employee of her fiduciary duties or duties of care to the Company; (iii) Employee’s dishonesty or fraud or felonious conviction; (iv) Employee’s embezzlement of funds of the Company; (v) any conduct by Employee, alone or together with others, which is intent to cause materially injurious to the Company, monetary or otherwise; (vi) Employee’s gross negligence or willful misconduct in performance of her duties and/or responsibilities hereunder; (vii) Employee’s disregard or insubordination of any lawful resolution and/or instruction of the CEO with respect to Employee’s duties and/or responsibilities towards the Company, provided such event is not cured within thirty (30) days after receipt by the Employee of a written notice from the Company; (viii) the occurrence of an event or circumstance which result in the Employee having a conflict of interest with her position with the Company, without Employee having notified the Company thereof, as provided herein; (ix) any breach by Employee of her confidentiality undertakings to the Company; or (x) any consequences which would entitle the Company to terminate Employee’s employment without severance payments under the Severance Pay Law.

6.4.	The Employee shall cooperate with the Company and assist the integration into the Company’s organization of the person or persons who will assume the Employee’s responsibilities, pursuant to Company’s instructions. At the option of the Company, the Employee shall, during any Notice Period, either continue with her duties or remain absent from the premises of the Company, subject to applicable law; provided, that Employee shall be entitled to all payments and other benefits due to her hereunder. At any time during the Notice Period, the Company may elect to terminate this Agreement and the relationship with the Employee immediately; provided, that Employee shall be entitled to all payments and other benefits due to her hereunder as she would have been entitled to receive for the remaining period of the Notice Period. For purposes of clarification, and notwithstanding anything to the contrary herein, in the Plan or in any option agreement, the Employee shall be deemed to be in Continuous Service (as such term is defined in the Plan) to the Company under the Plan as if she was actually employed until the end of any applicable Notice Period regardless of whether the Company decides to terminate this Agreement prior to the end of such period.

6.5.	Upon termination of Employee’s employment with the Company hereunder, for any reason whatsoever, the Company shall have no further obligation or liability towards the Employee in connection with her employment as aforesaid. The Company may set-off any outstanding amounts due to it by Employee against any payment due by the Company to the Employee, subject to applicable law. Without limiting the generality of the foregoing, in the event that Employee fails to comply with her prior notice or other obligations hereunder or under applicable law, the Company shall be entitled to set-off any amount to which Employee would have been entitled during the Notice Period, from any payment due by the Company to the Employee, all without prejudice to any other remedy to which the Company may be entitled pursuant to this Agreement or applicable law.

6.6.	The provisions of Sections 2.10.2, last sentence of Section 2.12, 2.14, 3, 4, 5, 6.4 (as applicable), 6.5, 6.6 and 7, and the applicable provisions of Section 8, shall survive the termination or expiration of this Agreement for any reason whatsoever.

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7.	Notices.

7.1	Any and all notices and communications in connection with this Agreement shall be in writing, addressed to the parties as follows:

If to the Company:	Protalix Ltd. 2 Snunit Street, Science Park P.O. Box 455 Carmiel 2161401, Israel Attn: CEO

It to the Employee, in accordance with the Employee’s contact information provided in Employee’s employment file.

7.2	All notices shall be given by registered mail (postage prepaid), by facsimile or email or otherwise delivered by hand or by messenger to the Parties’ respective addresses as above or such other address as may be designated by notice. Any notice sent in accordance with this Section 7 shall be deemed received upon the earlier of: (i) if sent by facsimile or email, upon transmission and electronic confirmation of transmission or (if transmitted and received on a non-business day) on the first business day following transmission and electronic confirmation of transmission; (ii) if sent by registered mail, upon three (3) days of mailing; (iii) if sent by messenger, upon delivery; and (iv) the actual receipt thereof.

8.	Miscellaneous.

8.1	Headings; Interpretation. Section and Subsection headings contained herein are for reference and convenience purposes only and shall not in any way be used for the interpretation of this Agreement.

8.2	Entire Agreement. This Agreement constitutes the entire agreement between the Parties with respect to the subject matters hereof and cancels and supersedes all prior agreements, understandings and arrangements, oral or written, between the Parties with respect to such subject matters.

8.3	Amendment; Waiver. No provision of this Agreement may be modified or amended unless such modification or amendment is agreed to in writing and signed by the Employee and the Company. The observance of any term hereof may be waived (either prospectively or retroactively and either generally or in a particular instance) only with the written consent of the Party against which/whom such waiver is sought. No waiver by either Party at any time to act with respect to any breach or default by the other Party of, or compliance with, any condition or provision of this Agreement to be performed by such other Party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

8.4	Governing Law; Dispute Resolution. This Agreement shall be governed by and construed in accordance with the laws of the State of Israel. Any dispute arising out of or relating to this Agreement shall be resolved by a single arbitrator to be appointed by the Parties, or in the event the Parties fail to agree on the identity of the arbitrator within ten (10) days of a Party’s request to appoint same, the arbitrator shall be appointed by the Chairman of the Israeli Bar Association.

Arbitration proceedings shall be conducted for no longer than forty-five (45) days. The proceedings shall be conducted in Hebrew and according to the rules of substantive law. The arbitrator will not be bound by rules of evidence or procedure and will give a reasoned decision, in writing. The arbitrator’s decision shall be final and binding in any court. Unless otherwise determined by the arbitrator, each party to the proceedings shall bear its own expenses and the arbitrator’s fees and expenses shall be borne in equal parts by the parties to the proceedings.

This Section shall constitute an arbitration agreement between the Parties.

8.5	Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any part of this Agreement is determined to be invalid, illegal or unenforceable, such determination shall not affect the validity, legality or enforceability of any other part of this Agreement; and the remaining parts shall be enforced as if such invalid, illegal, or unenforceable part were not contained herein; provided, however, that in such event this Agreement shall be interpreted so as to give effect, to the greatest extent consistent with and permitted by applicable law, to the meaning and intention of the excluded provision as determined by such court of competent jurisdiction.

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8.6	Assignment. Neither this Agreement nor any of the Employee’s rights, privileges, or obligations set forth in, arising under, or created by this Agreement may be assigned or transferred by the Employee without the prior consent in writing of the Company. The Company shall be entitled to assign its rights and obligations hereunder to any entity acquiring a material part of its assets or to a subsidiary or affiliate thereof (as such terms are defined in the Israeli Securities Law-1968).

8.7	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but which together shall constitute one and the same instrument. Transmission by facsimile or by electronic mail (in PDF or other, similar form) of an executed counterpart of this Agreement shall be deemed to constitute due and sufficient delivery of such counterpart.

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[Signature Page to Protalix Ltd. Employment Agreement]

IN WITNESS WHEREOF, the Parties hereto have executed this Employment Agreement as of the date first above-mentioned.

/s/ Dror Bashan		/s/ Yael Hayon
PROTALIX LTD.		Dr. Yael Hayon

By:	Dror Bashan
President and Chief Executive Officer

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Exhibit A

GENERAL APPROVAL REGARDING PAYMENTS BY EMPLOYERS TO A PENSION FUND AND INSURANCE FUND IN LIEU OF SEVERANCE PAY

By virtue of my power under Section 14 of the Severance Pay Law, 5723-1963 (hereinafter, the “Law”), I certify that payments made by an employer beginning on the date this authorization is publicized, for its employee, towards a comprehensive pension in a provident fund for benefit payments, which is not an insurance fund as implied in the Income Tax Regulations (Rules for Approving and Managing Provident Funds) 5724-1964 (hereinafter, a “Pension Fund”), or towards Managers’ Insurance that includes an option for benefit payments (hereinafter, an “Insurance Fund), or a combination of payments towards a Pension Fund and an Insurance Fund (hereinafter, “Employer Payments), shall be in lieu of the severance pay to which the said employee is entitled for the wages of which the said payments were made and for the period for which they were paid (hereinafter, the “Exempted Salary”), provided the following conditions shall be met:

(1)	Employer Payments -

(a)       To a Pension Fund are not less than 14.33% of the Exempted Salary or 12% of the Exempted Salary if the employer pays for her employee, in addition to this, supplementary severance payments towards a Severance Pay Fund or an Insurance Fund in the name of the employee, at a rate of 2.33% of the Exempted Salary. If the employer does not pay the said 2.33% in addition to the 12%, its payments shall be only in lieu of 72% of the employee’s severance pay;

(b)       To an Insurance Fund are not less than one of the following:

(1)       13 1/3% of the Exempted Salary, if the employer pays for its employee payments for additional monthly salary support in case of employee’s inability to work, through a plan approved by the Supervisor for Capital Markets, Insurance and Savings in the Ministry of Finance, at a rate necessary to guarantee at least 75% of the Exempted Salary, or at a rate of 2 1/2% of the Exempted Salary, whichever is lower (hereinafter, “Disability Insurance”);

(2)       11% of the Exempted salary, if the employer paid an additional payment for the Disability Insurance, and in such case the employer’s payments shall be only in lieu of 72% of the employee’s severance pay. If, in addition to such payments, the employer has also paid payments for the supplement of severance pay to a Severance Pay Fund or an Insurance Fund under the name of the employee at a rate of 2 1/3% of the Exempted Salary, the employer’s payments shall be in lieu of 100% of the employee’s severance pay.

(2)          Not later than three months from the commencement of the employer’s payments a written agreement shall be prepared between the employer and the employee, which shall include:

(a)       The employee’s agreement to an arrangement in accordance with this authorization, in wording that specifies the employer’s payments and the Pension Fund and the Insurance Fund, as relevant. The said agreement shall also include the wording of this approval;

(b)       The employer’s prior waiver of any right it may have to a financial reimbursement for all or part of its payments, unless the employee’s right to severance pay has been rescinded by a Judicial decree by virtue of Sections 16 or 17 of the Law, or that the employee withdrew funds from the Pension Fund or from the Insurance Fund not for a qualifying incident. In this regard, a “qualifying incident” means death, disability or retirement at the age of 60 or older.

(3)          This authorization shall not derogate from the employee’s right to severance pay under the Law, collective agreement, expansion order or employment contract, for wages exceeding the Exempted salary.

Eliyahu Yishai
Minister of Labor and Welfare

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